EXHIBIT 99.1



FOR IMMEDIATE RELEASE

             NTL INCORPORATED ANNOUNCES AGREEMENT WITH FLEXTECH PLC

NEW YORK, NEW YORK (December 9, 1999) - NTL Incorporated (NASDAQ:  NTLI; EASDAQ:
NTLI) announced today that it has signed a comprehensive agreement with Flextech covering carriage of the Flextech and UKTV channels on NTL's cable systems. The agreement includes a significant commitment to jointly market the channels and specifically their availability on NTL's digital services.

The agreement covers Flextech's wholly owned channels - Living, Bravo, Trouble and Challenge TV - as well as the five channels owned by Flextech's UKTV joint venture with the BBC - UK Gold, UK Horizons, UK Style, UK Play and UK Arena.

The agreement is the first formal arrangement between NTL and Flextech, and covers all of NTL's cable systems in both analogue and digital. All channels within the Flextech and UKTV portfolio will be carried in NTL's digital service, while additional analogue carriage has been secured for UK Horizons and UK Play.

In addition, NTL and Flextech announced that they would be working together to develop new television and interactive applications to broadcast on NTL's systems and would be exploring other commercial opportunities to work together.

Steven Wagner, NTL's Group Managing Director for marketing, said: "This deal represents an important alignment of interest between Flextech as a channel wholesaler and NTL as a multichannel retailer as we enter the digital era. It is an important new stage in the partnership we have enjoyed with Flextech for many years, which will further flourish with the development with Flextech of interactive and enhanced television applications for our digital services."

Adam Singer, Chairman and Chief executive of Flextech plc, said: "Flextech is delighted to have cemented its relationship with NTL with the signing of this deal. We are excited about working together with NTL to develop new television offerings and specifically to develop interactive and enhanced digital services. We have always been huge admirers of NTL and we look forward to working even closer together."
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NTL INCORPORATED
December 9, 1999
Page 8


Rupert Gavin, Chief Executive of BBC Worldwide, said: "This deal means that the UKTV channels are now contracted to every platform. The UKTV bouquet of channels is proving very popular with viewers in the UK and this deal means that the BBC programming, renowned throughout the UK and the world for its quality, range and distinctiveness, is also to be available to NTL subscribers. Our joint venture with Flextech is continuing to flourish and we look forward to ongoing success in the next century."

                                   * * * * * *

For  further  information  contact:  In the U.S.:  John F.  Gregg,  Senior  Vice
President - Chief Financial Officer; Bret Richter, Director - Corporate Development; or Richard J. Lubasch, Executive Vice President - General Counsel at (212) 906-8440; in the UK: Alison Smith at (01252) 402662; or via e-mail at investor_relations@ntli.com.